Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

SKULLCANDY, INC

ARTICLE I

The name of the Corporation is Skullcandy, inc.

ARTICLE II

The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE III

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the registered agent at such address is The Corporation Trust Company.

ARTICLE IV

The total number of shares of stock that the corporation shall have authority to issue is 10,411,379, consisting of 10,000,000 shares of Common Stock, $0.0001 par value per share, and 411,379 shares of Preferred Stock, $0.0001 par value per share. The first Series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 331,379 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 70,000 shares. The third series of Preferred Stock shall be designated “Series C Preferred Stock” and shall consist of 10,000 shares.

ARTICLE V

The terms and provisions of the Common Stock and Preferred Stock are as follows:

1. Definitions. For purposes of this ARTICLE V, the following definitions shall apply:

(a) “Affiliate” shall mean, with respect to any Person, any Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person, where “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” will also include any Person who is a relative by blood, adoption or marriage to the specified Person.

(b) “Approved Underwriter” means any nationally recognized investment banking firm the Board of Directors determines in good faith to have experience in acting as a managing underwriter for issuers similarly situated as the Corporation.

(c) “Convertible Notes” shall mean those convertible promissory notes issued pursuant to the Purchase Agreement.

(d) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(e) “Corporation” shall mean Skullcandy, Inc.

(f) “Corporation Securities” shall mean the shares of Common Stock and any other shares of capital stock or other equity securities of the Corporation issued and outstanding.

(g) “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its Subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its Subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of the Common and Preferred Stock of the Corporation voting as separate classes.

(h) “Indebtedness” means, without duplication, any liability (a) of any Person (i) for borrowed money (including the current portion thereof) whether short-term or long-term and whether secured or unsecured, (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or upon which interest charges are customarily paid, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with U.S. generally accepted accounting principles (“GAAP”), (v) liability under conditional sale or title retention agreements relating to property or assets purchased by such Person, (vi) for all or any part of the deferred purchase price of property or services, including non-compete payments, all seller notes and “earn out” payments, (vii) pursuant to any contract to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person (other than pursuant to the Purchase Agreement), (viii) that in accordance with GAAP is required to be reflected as debt on the balance sheet of such Person, or (ix) any unsatisfied obligation for “withdrawal liability” to a “multiemployer” plan as such terms are defined under the Employee Retirement and Security Act of 1974, as amended, and (b) of others described in the preceding clause (a) that such Person has guaranteed, directly or indirectly, that is recourse to such Person or any of such Person’s assets or that is otherwise such Person’s legal liability or that is secured in whole or in part by the assets of such Person whether or not the obligations secured thereby have been assumed. For purposes of this Amended and Restated Certificate of Incorporation, Indebtedness will include any and all accrued and unpaid interest, success fees, prepayment premiums, make-whole premiums or penalties and fees and expenses (including attorney’s fees) associated with the prepayment of any Indebtedness and any renewals, extension, refundings, deferrals, restructurings, amendments and modifications of any such Indebtedness. Indebtedness will not, however, include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business and will not include the endorsement of negotiable instruments for collection in the ordinary course of business.

(i) “Investor Director” shall have the meaning for such term set forth in the SHA.

(j) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(k) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or governmental entity.

(1) “Public Offering” shall mean any sale of shares of Common Stock to the public pursuant to a public offering registered (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the SEC under the Securities Act is applicable) under the Securities Act and underwritten by an Approved Underwriter.

(m) “Purchase Agreement” shall mean that Securities Purchase and Redemption Agreement, dated as of November 28, 2008.

(n) “Qualified IPO” shall mean the Corporation’s first Public Offering of Common Stock underwritten by an Approved Underwriter that is effected pursuant to a Registration Statement filed with and declared effective by, the SEC under the Securities Act, which results in net cash proceeds to the Corporation or any holder of the Corporation’s securities of at least $50,000,000.

(o) “Person” means an individual, corporation, association, joint venture, partnership, limited liability company, estate, trust, unincorporated organization and any other entity or organization, governmental or otherwise.

(p) “Preferred Stock” shall mean the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

(q) “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization., recapitalization, reclassification or other similar event.

(r) “Registration Statement” means any registration statement under the Securities Act that covers any of the securities of the Corporation, including the related prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

(s) “Sale Event” means (i) the acquisition of the Corporation by another entity (other than the holders of Series C Preferred Stock or their members or its or their members, partners or shareholders) by means of any transaction or series of related transactions (including any acquisition of capital stock of the Corporation or Convertible Securities and Options of the Corporation, reorganization, merger or consolidation, but excluding (x) any issuance and sale by the Corporation, in one transaction or a series of related transactions, of its capital stock or Convertible Securities and Options having less than a majority of the total voting power represented by the outstanding voting securities of the Corporation or (y) any issuance and sale by the Corporation of its capital stock or Convertible Securities and Options for capital raising purposes, provided that in connection with either clause (x) or (y) above no proceeds are distributed to security holders of the Corporation or are used to repurchase or redeem any securities of the Corporation in connection with such transaction or within 12 months thereafter) after the consummation of which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction or series of related transactions own, directly or indirectly, less than a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly owned subsidiary immediately following such acquisition, its parent) immediately after such transaction or series of related transactions; (ii) a sale, lease or other disposition of all or more than 50% of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation whether voluntary or involuntary.

(t) “SEC” shall mean the Securities and Exchange Commission.

(u) “Securities Act” shall mean the Securities Act of 1933, as amended.

(v) “Security Documents” means, collectively, the Security Agreement entered into in connection with the Convertible Notes, all other security agreements, pledge agreements, guaranties, Financing statements, stock powers, agreements, instruments and documents now or hereafter executed or delivered by any Person to the Agent granting or perfecting a Lien or security interest on any property of any Person to secure, or guaranteeing, the Obligations, as each such Security Document is amended, modified, restated or supplemented from time to time in accordance with the terms thereof.

(w) “Series A Conversion Price” shall mean an amount equal to the Series A Original Issue Price, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein.

(x) “Series A Dividend Rate” shall mean an annual rate of eight percent (8%) of the Series A Original Issue Price, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein.

(y) “Series A Liquidation Preference” shall mean an amount equal to the Series A Original Issue Price per share (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein.

(z) “Series A Original Issue Date” shall mean January 15, 2006 or August 11, 2006, as applicable.

(aa) “Series A Original Issue Price” shall mean $2.26488 if the Original Issue Date for such shares of Series A Preferred Stock was January 15, 2006 and $2.66338 if the Original Issue Date for such shares of Series A Preferred Stock was August 11, 2006, subject, in each case, to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein.

(bb) “Series A Qualifying IPO” means the closing of a firm commitment underwritten initial public offering pursuant to an effective registration filed under the Securities Act, covering the offer and sale of the Corporation’s Common Stock, provided that the offering price per share is not less than five (5) times the highest Series A Original Issue Price (as adjusted for Recapitalizations) and the aggregate gross proceeds to the Corporation are not less than $20,000,000.

(cc) “Series B Conversion Price” shall mean an amount equal to the Series B Original Issue Price, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein.

(dd) “Series B Dividend Rate” shall mean an annual rate of seven percent (7%) of the Series B Original Issue Price, compounded annually, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein.

(ee) “Series B Original Issue Date” shall mean December 21, 2007.

(ff) “Series B Original Issue Price” shall mean $29.19, subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein.

(gg) “Series B Qualifying IPO” means the closing of a public offering, underwritten on a firm commitment basis by an investment banking firm pursuant to an effective registration statement under the Securities Act, covering the offer and sale to the public of Common Stock for the account of the Corporation at a price per share of not less than five times the Series B Original Issue Price (subject to equitable adjustment in the event of any stock split, stock dividend, combination of shares or other similar event) and in which the aggregate public offering price equals or exceeds $40,000,000 after deduction of underwriters’ commissions and expenses.

(hh) “Series C Cash Dividend Rate” shall mean an initial annual rate of $6.48 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) until the first quarterly payment date under Section 2(a), and thereafter shall mean an annual rate per share of Series C Preferred Stock equal to 0.05 multiplied by the sum of (i) the then current Series C PIK Dividend Accrual plus (ii) the Series C Original Issue Price.

(ii) “Series C Conversion Price” shall mean $129.63 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth herein) until the calculation set forth in Section 4(1) below has been carried out, at which point it shall be deemed to have been at the time of the initial issuance of the Series C Preferred Stock equal to the Revised C Conversion Price (as defined in Section 4(1)) (subject to adjustment from time to time for Recapitalizations and as otherwise set forth herein).

(jj) “Series C Liquidation Preference” shall mean an amount per share equal to the Series C Original Issue Price (subject to adjustment from time to time for Recapitalizations and as set forth elsewhere herein).

(kk) “Series C Original Issue Date” shall mean the date on which a share of Series C Preferred Stock was first issued by the Corporation.

(ll) “Series C Original Issue Price” shall mean $129.63 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as set forth elsewhere herein).

(mm) “Series C PIK Dividend Accrual” shall initially be zero until the first calendar quarter end following the initial issuance of Series C Preferred Stock, and shall be readjusted as of such calendar quarter end, and on each following calendar quarter to an amount (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) equal to: (i) the sum of the then current Series C PIK Dividend Accrual plus the Series C Original Issue Price multiplied by (ii) 0.10 and further multiplied by (iii) the quotient of the number of days in such completed calendar quarter divided by 365, provided that for any year in which February has 29 days, such 29th day shall be disregarded for purposes of such calculation.

(nn) “Series C PIK Dividend Amount” shall mean an amount per share of Series C Preferred Stock equal to the sum of (1) the Series C PIK Dividend Accrual plus (2) the product of (i) Y divided by 365, multiplied by (ii) 0.10 and multiplied by (iii) the sum of the then current Series C PIK Dividend Accrual plus the Series C Original Issue Price, where Y is the number of days that have elapsed since the later of the date of original issuance of the Series C Preferred Stock or the date of the last calendar quarter end, provided that for any year in which February has 29 days, such 29th day shall be disregarded for purposes of such calculation.

(oo) “SHA” shall mean the Security Holders Agreement, dated as of November 28, 2008, by and among the Corporation and the parties thereto.

(pp) “Stock Option Plan” means the Skullcandy, Inc. 2008 Equity Incentive Plan, as the same may hereafter be amended, restated or modified from time to time.

(qq) “Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context indicates otherwise, each reference to a Subsidiary or Subsidiaries herein will be a reference to a Subsidiary or the Subsidiaries of the Corporation.

(rr) “Transaction Documents” means Convertible Notes, the Security Documents, the Purchase Agreement, the SHA and any other agreements, instruments, certificates or documents referred to in the Purchase Agreement or otherwise from time to time executed or delivered in connection herewith or therewith or pursuant hereto or thereto, as each such Transaction Document is amended, modified, restated or supplemented from time to time in accordance with the terms thereof.

2. Dividends.

(a) Preferred Stock. The holders of outstanding shares of Series C Preferred Stock shall be entitled to receive out of any assets legally available therefore, prior and in preference to any declaration or payment of any Distribution on the Common Stock, Series A Preferred Stock or Series B Preferred Stock, two separate dividends, both of which shall be cumulative: (i) dividends that begin to accrue on a daily basis at the prorated Series C Cash Dividend Rate from the date on which the Corporation issues its first share of Series C Preferred Stock (the “Series C Cash Dividends”) and (ii) accrued dividends in an amount equal to the Series C PIK Dividend Amount as of the date of payment of such dividend (the “Series C PIK Dividends”). The Series C Cash Dividends accrued through a payment date shall be due and payable on March 31, June 30, September 30 and December 31 of each calendar year in arrears or as otherwise specifically provided in this Amended and Restated Certificate of Incorporation, provided that if any such quarterly payment date is not a business day, such payment shall be made on the next following business day. The Corporation shall have no obligation to pay any Series C PIK Dividends, except when, as and if declared by the Board of Directors out of any assets at the time legally available therefor or as otherwise specifically provided in this Amended and Restated Certificate of Incorporation (such as for a Sale Event which is deemed to trigger the provisions of Section 3 below). Series C Cash Dividends and Series C PIK Dividends not previously paid on the Series C Preferred Stock shall be due and payable as to any shares of Series C Preferred Stock that are converted on the date of such conversion. No Distribution shall be made with respect to the Common Stock, the Series A Preferred Stock or the Series B Preferred Stock until all declared or accrued but unpaid dividends on the Series C Preferred Stock have been paid or set aside for payment to the Series C Preferred Stock holders.

(b) Cumulative Preferred Dividend Right of Series B Preferred Stock. After the Corporation has satisfied its obligations with respect to the Series C Preferred Stock set forth above, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive out of any assets legally available therefore, prior and in preference to any declaration or payment of any Distribution on the Common Stock or Series A Preferred Stock, cumulative dividends at the Series B Dividend Rate, on each share of Series B Preferred Stock, payable (A) when, as and if declared by the Board of Directors, or (B) upon a Sale Event (to the extent not previously paid). The cumulative preferred dividend applicable to the Series B Preferred Stock shall (x) accrue with respect to each share of Series B Preferred Stock from the date on which such share is issued and from day to day thereafter, and (y) be payable in cash or shares of Common Stock of the Corporation as may be mutually agreed upon by the Board of Directors, including the consent of at least one Investor Director and the holder of such shares, with the number of shares of Common Stock per holder into which such dividends may be converted being determined by dividing the aggregate amount of the accumulated but unpaid dividend due such holder by the then fair market value of one share of Common Stock. For purposes of this Section 2(b), the fair market value of one share of Common Stock shall be: (1) the initial “price to public” specified in the final prospectus with respect to a Series B Qualifying IPO; or (2) the value received by the holders of Common Stock pursuant to a Sale Event for each share of such securities or (3) the fair market value as determined in good faith by the Board of Directors, including the consent of at least one Investor Director. In the event that a dividend is payable to the holders of Series B Preferred Stock as provided above but the full amount of the cumulative preferred dividend accrued with respect to the outstanding shares of Series B Preferred Stock is not declared or paid to the holders of such shares, then the entire amounts available for payment of dividends accrued, declared or otherwise payable with respect to the shares of Series B Preferred shall be distributed ratably among the holders of shares of Series B Preferred Stock, in accordance with the number of shares of Series B Preferred Stock held by each such holder, until the full amount of all accrued and declared dividends with respect to the Series B Preferred Stock have been paid.

(c) Series A Preferred Stock. In any calendar year, and after the Corporation has satisfied its preferred obligation to the holders of shares of Series C Preferred Stock and then to holders of shares of Series B Preferred Stock as set forth above, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, payable in cash or in kind, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, at the Series A Dividend Rate applicable to such shares of Series A Preferred Stock, payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. Payment of any dividends to the holders of the Series A Preferred Stock shall be on a pro rata, pari passu basis. The right to receive dividends on shares of Series A Preferred Stock shall not be cumulative, and no right to such dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared or paid in any calendar year.

(d) Additional Dividends. The Corporation shall not declare, set aside or pay any dividends on any share of Common Stock (other than dividends on Common Stock payable solely in Common Stock) until all preferred dividends on the Preferred Stock have been declared and paid or set aside for payment to the holders of the Preferred Stock. After the payment or setting aside for payment of the dividends as described in Sections 2(a), (b) and (c) above, any additional dividends (other than dividends payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Series A Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Series A Preferred Stock were converted at the then-effective Series A Conversion Rate (as defined in Section 4(a) hereof).

(e) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors (including the consent of at least one Investor Director).

(f) Waiver of Dividends. Any dividend preference and any cumulative dividend of any series of Preferred Stock may be waived, in whole or in part, by the consent or vote of the holders of the majority of the outstanding shares of such series.

3. Liquidation Rights.

(a) Liquidation Preference.

(i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series C Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Series B Preferred Stock, Series A Preferred Stock and Common Stock by reason of their ownership of such stock, an amount per share for each share of Series C Preferred Stock held by them equal to the sum of (i) the Series C Liquidation Preference and (ii) all declared or accrued but unpaid dividends (if any) on such share of Series C Preferred Stock, or such lesser amount as may be approved by the holders of the majority of the outstanding shares of Series C Preferred Stock (the “Series C Liquidation Amount”). If upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution to the holders of the Series C Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(a)(i), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(i).

(ii) After the payment of the full Series C Liquidation Amount to all holders of Series C Preferred Stock as set forth above, and before any Distribution or payment shall be made to the holders of Series A Preferred Stock or Common Stock, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets and funds of the Corporation (it being understood that all holders of shares of Series B Preferred Stock shall participate on a pro-rata part passu basis in such preferential distributions, in accordance with the relative amounts payable to each) with respect to each share of Series B Preferred Stock held by them, the greater of: (i) an amount equal to the Series B Original Issue Price, plus all dividends accrued or declared but unpaid thereon, or (ii) an amount equal to what would have been received had such share of Series B Preferred Stock been converted to Common Stock in accordance with the provisions of Section 4 below, immediately prior to such liquidation, dissolution or winding up (the amount payable with respect to each share of Series B Preferred Stock is referred to herein as the “Series B Liquidation Amount”). If upon a liquidation, dissolution or winding up, and after the payment of the amounts set forth in Section 3(a)(i) above, the assets and funds of the Corporation legally available for distribution to the holders of Series B Preferred Stock shall be insufficient to make payment of the full Series B Liquidation Amount to all holders of Series B Preferred Stock, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of shares of Series B Preferred Stock at the time outstanding, ratably in proportion to the full preferential amounts to which they would otherwise be respectively entitled pursuant to this subsection 3(a)(ii).

(iii) After the payment of the full Series C Liquidation Amount and Series B Liquidation Amount to all holders of Series C Preferred Stock and Series B Preferred Stock as set forth above, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) an amount equal to the applicable Series A Original Issue Price, (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock and (iii) an amount equal to the Series A Dividend Rate specified for such share of Series A Preferred Stock. If upon a liquidation, dissolution or winding up, and after the payment of the amounts set forth in Section 3(a)(i) and (ii) above, the assets of the Corporation legally available for distribution to the holders of the Series A Preferred Stock are insufficient to permit the payment to such holders of the full amounts specified in this Section 3(b), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a)(iii).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Series C Preferred Stock, Series B Preferred Stock and Series A Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Series A Preferred Stock and Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them (with the holders of Series A Preferred Stock deemed to hold the number of shares of Common Stock then issuable on conversion of all shares of Series A Preferred Stock held by them). Notwithstanding the foregoing, the aggregate distributions made pursuant to one or more subsections of this Section 3 with respect to any share of Series A Preferred Stock not issued or deemed to be issued in the Initial Closing (as that term is defined in the Series A Preferred Stock purchase agreement dated January 15, 2006) shall not exceed an amount equal to five (5) times the applicable Series A Original Issue Price plus declared but unpaid dividends.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first foregoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d) Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) a Sale Event; or (ii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(e) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date such transaction closes.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Series A Original Issue Price, Series B Original Issue Price or Series C Original Issuance Price for the relevant series by the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, for such series. The number of shares of Common Stock into which each share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock may be converted is hereinafter referred to as the “Series A Conversion Rate,” “Series B Conversion Rate” and “Series C Conversion Rate, as applicable, for each such series. Upon any decrease or increase in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as described in this Section 4, the Series A Conversion Rate, Series B Conversion Rate or Series C Conversion Rate for such series shall be appropriately increased or decreased.

(b) Automatic Conversion.

(i) Each share of Series C Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share (i) immediately prior to the closing of a Qualified IPO in which initial public offering price per share is equal to or greater than 150% of the then current Conversion Price of the Series C Preferred Stock, or (ii) upon the receipt by the Corporation of a written request for such conversion from the holders of a majority of the Series C Preferred Stock then outstanding (voting as a single class and on an as-converted basis), or, if later, the effective date for conversion specified in such requests (each of the events referred to in (i) and (ii) are referred to herein as an “Series C Automatic Conversion Event”).

(ii) Each share of Series B Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Series B Conversion Rate (i) immediately prior to the closing of a Series B Qualifying IPO, or (ii) upon the receipt by the Corporation of a written request for such conversion that is executed by the holders of at least a majority of the then outstanding shares of Series B Preferred Stock as of the date of such request or, if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) above are referred to herein as a “Series B Automatic Conversion Event”).

(iii) Each share of Series A Preferred Stock shall be automatically converted into fu!ly-paid, non-assessable shares of Common Stock at the then effective Series A Conversion Rate (i) immediately prior to the Closing of a Series A Qualifying IPO, or (ii) upon the receipt by the Corporation of a written request for such conversion that is executed by the holders of at least seventy-five percent (75%) of the then outstanding shares of Preferred Stock as of the date of such request or, if later, the effective date for conversion specified in such request (each of the events referred to in (i) and (ii) are referred to herein as a “Series A Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors (including the consent of at least one Investor Director). For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the

Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of a Series A Automatic Conversion Event, Series B Automatic Conversion Event, or Series C Automatic Conversion Event, the outstanding shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Series A Automatic Conversion Event, Series B Automatic Conversion Event, or Series C Automatic Conversion Event unless either the certificates evidencing such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of a Series A Automatic Conversion Event, Series B Automatic Conversion Event, or Series C Automatic Conversion Event, each holder of record of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled as aforesaid, a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, and an amount equal to all dividends declared or accrued but unpaid. Such conversion shall be deemed to have been made immediately prior to the close of business on (i) the date of such surrender of the shares of Preferred Stock to be converted or (ii) in the event of a Series A Automatic Conversion Event, Series B Automatic Conversion Event, or Series C Automatic Conversion Event the date of such Series A Automatic Conversion Event, Series B Automatic Conversion Event, or Series C Automatic Conversion Event, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for ail purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this paragraph 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to paragraph 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than issuances or deemed issuances of:

(1) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 4(e), 4(f) or 4(g) hereof;

(2) securities issued in connection with the acquisition of another corporation approved by the Board of Directors, whether by merger, purchase of all or substantially all of the assets of such corporation or otherwise,

(3) Common Stock (subject to adjustment in the event of stock splits, stock dividends, recapitalizations and like events) issued or issuable in connection with, or upon the exercise of, options or other awards granted to or to be granted to employees, consultants, officers, directors, advisors or independent contractors of the Corporation or of any Affiliate of the Corporation pursuant to the Stock Option Plan, including shares of Common Stock issued in replacement of shares of Common Stock repurchased or issuable upon exercise of options granted in replacement, exchange, or reissuance of any options to purchase Common Stock, to the extent permitted under the Stock Option Plan or related agreement and approved by the Board of Directors,

(4) securities or Options or Convertible Securities issued to any lender to the Corporation or any of its Subsidiaries that is not a holder of capital stock, Options or Convertible Securities or an Affiliate thereof in an arms-length transaction,

(5) securities or Options or Convertible Securities issued or issuable in connection with sponsored research, collaboration, technology license, development, original equipment manufacturing, marketing or other similar agreements or strategic partnerships with the Corporation approved by the Board of Directors,

(6) securities or Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services to the Corporation pursuant to transactions approved by the Board of Directors,

(7) securities issued as a result of any stock split, stock dividend or reclassification of the Corporation’s capital stock not resulting in a change in beneficial ownership percentage of any holder of capital stock of the Corporation,

(8) securities or Options or Convertible Securities issued upon the conversion, exercise or exchange of any securities or Options or Convertible Securities, including that certain Convertible Promissory Note and any Preferred Stock,

(9) securities or Options or Convertible Securities issued by the Corporation to the public pursuant to a Registration Statement filed with, and declared effective by, the SEC under the Act,

(10) securities or Options or Convertible Securities issued as a result of automatic adjustments pursuant to anti-dilution or similar provisions,

(11) securities or Options or Convertible Securities issued as payment-in-kind (whether issued as payment of principal or interest or as a dividend) under the Convertible Notes or in respect of any shares of Series C Preferred Stock, or

(12) securities or Options or Convertible Securities which are excluded from this definition by the affirmative vote or consent of the holders of a majority of the outstanding Series C Preferred Stock and the holders of a majority of the Corporation’s outstanding capital stock, on an as-converted to Common Stock basis.

For purposes of this definition, the phrase “approved by the Board of Directors” or any similar phrase will mean approved by the Board of Directors, including the vote or written consent of at least one Investor Director,

(ii) No Adjustment of Conversion Price. No adjustment in the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect on the date of, and immediately prior to such issue, for such Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common.

(1) If the Corporation at any time or from time to time after the date of initial issuance of the Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock, as applicable, shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) directly or indirectly issuable upon the exercise, conversion or exchange of such Options or Convertible Securities, will be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date will have been fixed, as of the close of business on such record date.

(2) If the terms of any Options or Convertible Securities, the issuance of which resulted in an adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to the terms of Section 4(d)(iv), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Options or Convertible Securities (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Options or Convertible Securities) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Options or Convertible Securities or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto) will be readjusted to such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Options or Convertible Securities. Notwithstanding the foregoing, no readjustment pursuant to this clause will have the effect of increasing the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price to an amount which exceeds the lower of (I) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Options or Convertible Securities and (2) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Options or Convertible Securities) between the original adjustment date and such readjustment date.

(3) If the terms of any Options or Convertible Securities, the issuance of which did not result in an adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to the terms of Section 4(d)(iv) (either because the consideration per share of the Additional Shares of Common Stock subject thereto was equal to or greater than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price then in effect, or because such Options or Convertible Securities were issued before the date of this Note), are revised after the date of this Note as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Options or Convertible Securities (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Options or Convertible Securities) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Options or Convertible Securities or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Options or Convertible Securities, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in Section 4(d)(iii)(1)) will be deemed to have been issued effective upon such increase or decrease becoming effective.

(4) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Options or Convertible Securities, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Options or Convertible Securities are issued or amended but are subject to adjustment based upon subsequent events, any adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price provided for in this Section 4(d)(iii) will be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments will be treated as provided in Section 4(d)(iii)(2) and Section 4(d)(iii)(3)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Options or Convertible Securities, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Options or Convertible Securities are issued or amended, any adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price that would result under the terms of this Section 4(d)(iii) at the time of such issuance or amendment will instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common. In the event this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(d)(iii)) without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, in effect on the date of and immediately prior to such issue, then, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such applicable Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued. Notwithstanding the foregoing, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Subsection 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration, For purposes of this Section 4(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock will be computed as set forth in this Section 4(d)(v). Such consideration will (I) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, including in the case of Options or Convertible Securities the aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the direct or indirect exercise, conversion or exchange of such Options or Convertible Securities; (2) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Corporation, including at least one Investor Director; and (3) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board, including at least one Investor Director.

(e) Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Series A Dividend Rate, Series B Dividend Rate, Series C Cash Dividend Rate, Series C P1K Dividend Rate, Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, Series A Liquidation Preference, Series B Liquidation Preference and Series C Liquidation Preference in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Series A Dividend Rate, Series B Dividend Rate, Series C Cash Dividend Rate, Series C PIK Dividend Rate, Series A Original Issue Price, Series B Original Issue Price, Series C Original Issue Price, Series A Liquidation Preference, Series B Liquidation Preference and Series C Liquidation Preference in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Preferred Stock shall have the right thereafter to convert such shares of Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(h) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such affected series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price, as applicable, at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder’s Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock.

(i) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Series A Conversion Price, Series B Conversion Price or Series C Conversion Price may be waived by the consent or vote of the holders of the majority of the outstanding shares of such series either before or after the issuance causing the adjustment. Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(j) Notices of Record Date. In the event that this Corporation shall propose at any time:

(i) to declare any Distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or

(iii) to voluntarily liquidate or dissolve or to enter into any transaction deemed to be a liquidation, dissolution or winding up of the corporation pursuant to Section 3(d);

then, in connection with each such event, this Corporation shall send to the holders of the Preferred Stock prior written notice of the date on which a record shall be taken for such Distribution (and specifying the date on which the holders of Common Stock shall be entitled thereto and, if applicable, the amount and character of such Distribution) or for determining rights to vote in respect of the matters referred to in (ii) and (iii) above.

Such written notice shall be given by first class mail (or express courier), postage prepaid, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of the Corporation and shall be deemed given on the date such notice is mailed.

The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively by the consent or vote of the holders of a majority of the Preferred Stock, voting as a single class and on an as-converted basis.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l) Adjustment in Connection with Adjusted 2008 EBITDA Calculation. Upon the final determination of the Corporation’s Adjusted 2008 EBITDA in accordance with the SHA, the Series C Conversion Price of the Series C Preferred Stock shall be adjusted as set forth in Section 8.11 of the SHA (the “Revised C Conversion Price”). The Revised C Conversion Price shall be deemed to have been the Series C Conversion Price in effect from the date of the original issuance of shares of Series C Preferred Stock, and shall be adjusted as otherwise provided herein for issuances of Additional Shares of Common Stock and other events occurring after the initial issuance of the Series C Preferred Stock.

5. Redemption.

(a) Series B Preferred Stock. At any time after the later of (i) the sixth anniversary of the Series B Original Issue Date or (ii) the date after the Series C Original Issue Date on which no shares of Series C Preferred Stock are outstanding, either through conversion of such shares into Common Stock or pursuant to a repurchase of such shares by the Corporation, any holder or holders of at least a majority of the then outstanding shares of Series B Preferred Stock may by written notice to the Corporation elect to exercise the redemption rights set forth in this Section 5. Upon receipt of such notice, the Corporation shall promptly deliver written notice of the proposed redemption to all other holders of the then outstanding shares of Series B Preferred Stock, and the Corporation shall redeem, out of funds legally available therefore, all (but not less than all) outstanding shares of Series B Preferred Stock held by such holder(s), together with all (but not less than all) outstanding shares of Series B Preferred Stock requested to be redeemed by any other holder joining in such request within twenty (20) days after the Corporation has delivered such written notice, which have not been converted into Common Stock pursuant to Section 4 hereof, in three (3) equal annual installments (each a “Series B Redemption Date”). The Corporation shall redeem the shares of Series B Preferred Stock by paying in cash an amount per share equal to the greater (i) the fair market value of the Series B Preferred Stock as of the date of the original redemption request, as determined by the Board of Directors, or (ii) the Series B Original Issue Price, plus an amount equal to all declared or accrued and unpaid dividends thereon (the “Series B Redemption Price”). The number of shares of Series B Preferred Stock that the Corporation shall be required under this Section 5 to redeem on any one (1) Series B Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series B Preferred Stock outstanding immediately prior to the applicable Series B Redemption Date for which redemption is requested hereunder by (b) the number of remaining Series B Redemption Dates (including the Redemption Date to which such calculation applies).

(b) Series A Preferred Stock. At any time after the later of (i) the sixth anniversary of the Series B Original Issue Date or (it) the date after the Series C Original Issue Date on which no shares of Series C Preferred Stock are outstanding, either through conversion of such shares into

Common Stock or pursuant to a repurchase of such shares by the Corporation, any holder or holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock may by written notice to the Corporation elect to exercise the redemption rights set forth in this Section 5. Upon receipt of any such notice, the Corporation shall promptly deliver written notice of the proposed redemption to all other holders of then outstanding shares of Series A Preferred Stock, and the Corporation shall redeem, out of funds legally available therefor, all (but not less than all) outstanding shares of Series A Preferred Stock held by such holder(s), together with all (but not less than all) outstanding shares of Series A Preferred Stock requested to be redeemed by any other holder joining in such request within twenty (20) days after the Corporation has delivered such written notice, which have not been converted into Common Stock pursuant to Section 4 hereof, in three (3) equal annual installments (each a “Series A Redemption Date”). The Corporation shall redeem the shares of Series A Preferred Stock by paying in cash an amount per share equal to the Series A Original Issue Price for such shares of Series A Preferred Stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned (the “Series A Redemption Price”). The number of shares of Series A Preferred Stock that the Corporation shall be required under this Section 5 to redeem on any one (1) Redemption Date shall be equal to the amount determined by dividing: (a) the aggregate number of shares of Series A Preferred Stock outstanding immediately prior to the Redemption Date for which redemption is requested hereunder by (b) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

(c) Redemption Mechanics. Any redemption effected pursuant to this Section 5 shall be made on a pro rata basis among the holders of Series B Preferred Stock or Series A Preferred Stock, as applicable, requesting redemption hereunder, in proportion to the shares of Series B Preferred Stock or Series A Preferred Stock, as applicable, then held by them.

(d) Redemption Notices. At least fifteen (15), but no more than thirty (30) days prior to each Series B Redemption Date or Series A Redemption Date, as applicable, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the series of Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the applicable Series A or Series B Redemption Date, the applicable Series A or Series B Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). Except as provided herein, on or after the Redemption Date each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Series B or Series A Redemption Price, as applicable, of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(e) Rights as Stockholders. From and after the applicable Series A or Series B Redemption Date, unless there shall have been a default in payment of the applicable Series A or Series B Redemption Price, all rights of the holders of shares of the series of Preferred Stock designated for redemption in the Redemption Notice with respect to such shares of Preferred Stock to be redeemed (except the right to receive the applicable Series A or Series B Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to the shares designated for redemption on such date, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Preferred Stock to be redeemed. The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock such funds will immediately be used to redeem the balance of the shares which the Corporation has become obliged to redeem on any Series B or Series A Redemption Date, but which it has not redeemed.

(f) Deposit of Payment Amounts; Status of Shares. On or prior to each Series B or Series A Redemption Date, the Corporation may deposit the applicable Series B or Series A Redemption Price of all shares of Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust corporation having aggregate capital and surplus in excess of $100,000,000, as a trust fond for the benefit of the respective holders of the shares designated for redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust corporation to pay the applicable Series A or Series B Redemption Price for such shares to their respective holders on or after the applicable Series A or Series B Redemption Date upon receipt of notification from the Corporation that such holder has surrendered a share certificate to the Corporation pursuant to Section 5(d) above. As of the Redemption Date, the deposit shall constitute full payment of the shares to their holders, and from and after the applicable Series A or Series B Redemption Date the shares so called for redemption shall be redeemed and shall be deemed to be no longer outstanding, and the holders thereof shall cease to be stockholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust corporation payment of the applicable Series A or Series B Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Such instructions shall also provide that any moneys deposited by the Corporation pursuant to this Section 5(f) for the redemption of shares thereafter converted into shares of the Corporation’s Common Stock pursuant to Section 4 hereof prior to the applicable Series A or Series B Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any moneys deposited by the Corporation pursuant to this Section 5(f) remaining unclaimed at the expiration of two (2) years following the applicable Series A or Series B Redemption Date shall thereafter be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

6. Voting.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) No Series Voting. Other than as provided herein or required by law, there shall be no series voting.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to (i), in the case of the Series A Preferred Stock and Series B Preferred Stock, the number of shares of Common Stock into which the shares of Series A Preferred Stock and Series B Preferred Stock held by such holder could be converted as of the record date, and (ii), in the case of the Series C Preferred Stock, the product of (A) the number of shares of Common Stock into which the shares of Series C Preferred Stock held by such holder could be converted as of the record date and (B) 170. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all votes represented by the Preferred Stock held by each holder), shall be disregarded.

(d) Directors. So long as at least twenty-five percent (25%) of the aggregate number of Series A Preferred Stock and Series B Preferred Stock originally issued remains outstanding and the then outstanding Series A Preferred Stock and Series B Preferred Stock represents at least five percent (5%) of the then outstanding total capital stock of the Corporation, the holders of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single voting group on an as-converted basis, shall be entitled to elect one (1) director. So long as there is any Series C Preferred Stock outstanding, the holders of the Series C Preferred Stock, voting on an as-converted basis, shall be entitled to elect two directors. At such time as the aggregate investment in Convertible Notes and Series C Preferred Stock issued under the Purchase Agreement is equal to or greater than $85.0 million, the holders of Series C Preferred Stock, voting on an as-converted basis, shall be entitled to elect a third director. The remaining members of the Board of Directors shall be elected by the holders of Common Stock and Preferred Stock, voting together. Each member of the Board of Directors will be entitled to one vote on all matters that are presented to the Board of Directors; provided, however, that if at any time after March 31, 2009 the EBITDA (as computed in accordance with the terms of the SHA) for the immediately preceding and completed four calendar quarters (the “EBITDA Calculation”) falls below the Trigger Threshold (as defined in the SHA), as the same may be adjusted pursuant the terms of the SHA, for three consecutive months, then each Investor Director will be entitled to two votes on all such matters (the “Super Vote”) and each of the other directors on the Board of Directors will be entitled to one vote on all such matters, until such time as the EBITDA Calculation exceeds the Trigger Threshold, as the same may hereafter be adjusted pursuant to the SHA, for three consecutive months, provided, that, the provisions relating to the Super Vote shall terminate and no longer be in effect on the date that there are no longer outstanding shares of Series C Preferred Stock.

(e) Adjustment in Authorized Common Stock. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the stock of the Corporation.

(f) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

7. Protective Provisions.

(a) In addition to such matters as to which Board of Directors approval is required by law, without the approval of the Board of Directors, the Corporation will not, and will cause each of its Subsidiaries not to, take or consent to any of the following actions:

(i) adopt a capital budget or make capital expenditures in excess of $250,000 per item or project not specifically set forth on a capital budget approved by the Board of Directors;

(ii) approve the Corporation’s annual operating budget;

(iii) acquire, purchase or enter into capital leases for assets in excess of $250,000 in the aggregate;

(iv) make any investments, other than in short-term, government issued, liquid securities;

(v) change the name or fiscal year of the Corporation or any of its Subsidiaries; or

(vi) issue new equity securities.

(b) For so long as at least 25% of the shares of Common Stock issued or issuable upon conversion of the Series B Preferred Stock outstanding on the date of filing this Amended and Restated Certificate of Incorporation remain outstanding and any shares of Series C Preferred Stock remain outstanding, without the approval of the holders of at least a majority of the votes represented by all outstanding Series B Preferred Stock and Series C Preferred Stock of the Corporation (as determined under Section 6 above); provided, however, that in the event there are not shares of Series B Preferred Stock outstanding that represent such 25% threshold or shares of Series C Preferred Stock outstanding, only the approval of the majority of the holders of such series of Preferred Stock as satisfies the threshold described above is required in connection herewith, the Corporation will not, and will cause each of its Subsidiaries not to, take or consent to any of the following actions:

(i) incur any Indebtedness in excess of $500,000 or become a party to or amend any indenture, mortgage, guarantee, lease (whether capital or operating), sublease, license or other contract, agreement or understanding, written or oral, which involves payments to or from the Company in excess of $500,000;

(ii) enter into any transaction with its security holders, directors, officers, key management employees or Affiliates, or a relative or spouse of any such Person (including the hiring of or any changes in the employment terms or compensation of any such Person), including amendment, termination, renewal or non-renewal of any employment agreements with holders of capital stock of the Corporation or Options or Convertible Securities for capital stock of the Corporation or Affiliates thereof;

(iii) create, authorize or issue (or obligate itself to create, authorize or issue) any new class or series of shares (or reclassify any existing series of shares) or any other equity (or securities convertible into equity) having any rights, preferences or privileges senior to or on parity with Preferred Stock with respect to voting, dividends or rights upon liquidation;

(iv) increase the aggregate number of Options or other awards issued or issuable by the Corporation under the Corporation’s stock option plan (by amendment of such stock option plan or otherwise) (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar events), or make any changes to the stock option plan or implement any new stock option plan or any equivalent thereto, or offer or grant any equity Options or other incentive awards, options, warrants or other rights in the Corporation or any Subsidiary;

(v) make any material change in its line of business, whether resulting from the acquisition of another business or otherwise;

(vi) acquire or sell, pledge, license, transfer, mortgage or encumber (A) any material intellectual property of the Corporation or other material asset of the Corporation, (B) any interest in any Subsidiary or Affiliate (other than a holder of Series C Preferred Stock or an Affiliate of a holder of Series C Preferred Stock) of the Corporation, or (C) all or substantially all of its assets or merge or consolidate with (or enter into any other form of business combination with) any other entity or effect a Sale Event;

(vii) amend, alter, waive or repeal any provision of, or add any provision to, the certificate of incorporation or bylaws or similar governing documents (including any amendment, alteration or repeal resulting from a merger, consolidation, share exchange or other transaction to which it is a party, by the filing of a certificate of designation or otherwise) other than any amendment, alteration, waiver or repeal required to (A) consummate a Sale Event approved pursuant to the terms hereof or (B) give effect to any new issuance contemplated by Article IV of the SHA; or

(viii) dissolve, liquidate, terminate or wind-up its business and affairs, or institute proceedings to adjudicate the Corporation or any Subsidiary as bankrupt, or consent to the filing of a bankruptcy proceeding against the Corporation or any Subsidiary, or file a petition or answer or consent seeking reorganization of the Corporation or any Subsidiary under the United States Bankruptcy Code or any other similar applicable law, or consent to the filing of any such petition against the Corporation or any Subsidiary, or consent to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Corporation or any Subsidiary, or make an assignment for the benefit of creditors of the Corporation or admit in writing the Corporation’s or any Subsidiary’s inability to pay its debts generally as they become due.

(c) For so long as at least 25% of the shares of Common Stock issued or issuable upon conversion of the Series A Preferred Stock and Series B Preferred Stock outstanding on the date of filing this Amended and Restated Certificate of Incorporation remain outstanding and any shares of Series C Preferred Stock remain outstanding, without the approval of (i) the Board of Directors, (ii) the holders of at least a majority of the votes represented by all outstanding Series A Preferred Stock of the Corporation and Series B Preferred Stock of the Corporation, (in each case, as determined under Section 6 above and voting together as a class), and (iii) the holders of a majority of the votes represented by the outstanding Series C Preferred Stock of the Corporation (as determined under Section 6 above) provided, however, in the event there are not shares of Series A Preferred Stock and Series B Preferred Stock outstanding that represent such 25% threshold or shares of Series C Preferred Stock outstanding, the approval of the majority of the holders of such series, or series taken together, as applicable, of Preferred Stock as satisfies the threshold described above, the holders of such series or series taken together, will no longer have such approval right, the Corporation will not, and will cause each of its Subsidiaries not to, take or consent to any of the following actions:

(i) subject to Section 6(d) of ARTICLE V hereof and Section 6.1 of the SHA, increase or decrease the authorized number of directors constituting the Board of Directors, make any changes to the powers, structure, or composition of the Board of Directors or establish any committees of the Board of Directors;

(ii) purchase, acquire or obtain any equity securities or other proprietary interest, directly or indirectly, in any other entity, or enter into or commit to enter into or make any investment in any joint ventures or any partnerships, establish any Subsidiaries not in existence on the date hereof, or form any joint venture;

(iii) except as expressly contemplated by the Purchase Agreement, the SHA or as otherwise set forth in this Amended and Restated Certificate of Incorporation declare or pay any dividends or make any distributions of cash, property or securities in respect of the capital stock of the Corporation, or apply any of its assets to the redemption, retirement, purchase or other acquisition of its capital stock, directly or indirectly, through Subsidiaries or otherwise, except in a manner consistent with the rights, powers and privileges of Preferred Stock in the order of preference as set forth in the certificate of incorporation;

(iv) alter or change the rights, preferences, privileges or powers of Preferred Stock in a manner adverse to the holders thereof;

(v) make any change in its corporate form for tax, accounting or other purposes; or

(vi) make any change in its independent certified public accounting firm which, in all events, will be a firm of national recognition or make any change to any of its material accounting principles or methods.

(d) Notwithstanding anything to the contrary in this Section 7, the consummation of a Sale Event (along with the transactions contemplated by the Sale Event) shall not require the consent of the Preferred Stock or Common Stock under this Section 7 if (i) such Sale Event does not alter the liquidation preferences of the Preferred Stock in connection with such Sale Event and (ii) if the consideration to be received by the holders of Series C Preferred Stock on a per share of Series C Preferred Stock basis (either as holders of the Series C Preferred Stock or underlying shares of Common Stock) is equal to the original price per share under which the Series C Preferred Stock was issued plus an amount equal to a compounding 15% annual rate of return on such original amount. This Section 7(d) shall terminate at the time that the Corporation has issued at least 3,861 shares of Series C Preferred Stock pursuant to the Purchase Agreement, in which case, the consent of the holders of a majority of the Series C Preferred Stock then-outstanding will be required prior to any Sale Event.

8. Notices. Any notice required by the provisions of this ARTICLE V to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder’s address appearing on the books of the Corporation.

ARTICLE VI

The Corporation is to have perpetual existence.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Unless otherwise set forth herein, the number of directors that constitute the Board of Directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.

ARTICLE IX

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE X

1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. If the

Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

2. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.

3. Neither any amendment nor repeal of this ARTICLE X, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this ARTICLE X, shall eliminate or reduce the effect of this ARTICLE X, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this ARTICLE X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE XI

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.